                                                                   Exhibit 99.1



            Contacts: Media               Analysts
                      -----               --------
                      Stephen K. Dishart  Donald J. MacLeod
                      (412) 234-0850      (412) 234-5601


FOR IMMEDIATE RELEASE



               MELLON TO ACQUIRE PACIFIC BROKERAGE SERVICES, INC.

 --Mellon gains technology, Internet trading capabilities and immediate market share--

PITTSBURGH and NEW YORK, Aug. 25, 1997--Mellon Bank Corporation (NYSE: MEL) and Pacific Brokerage Services, Inc. (PBS) today announced a definitive agreement under which Mellon will acquire PBS, a self-clearing deep discount broker and member of the New York Stock Exchange. Mellon's commitment to the financial services industry and PBS' rapidly growing presence on the World Wide Web make a powerful combination and create an opportunity to provide enhanced services to clients.

          "Delivering financial services through the Internet is the wave of the future and, through this acquisition, Mellon is positioned to be a significant provider of financial services through the facilities of the Internet," said Christopher M. "Kip" Condron, Mellon vice chairman, and president and chief executive officer of The Dreyfus Corporation. "PBS gives us immediate presence in this increasingly important distribution channel, provides a platform for growth and, most importantly, enables us to offer investors a convenient way to do business with a broad spectrum of products."

          PBS provides services to more than 100,000 individual investors nationwide, a significant portion of which are conducted via the Internet using powerful IBM AS/400 technology as its platform. The firm, headquartered in Los Angeles, is registered as a broker/dealer in all 50 states and has additional offices in Beverly Hills, New York and Chicago.

          "Mellon is taking an important step in further broadening its array of financial services and distribution alternatives to customers," said Steven Wallace, PBS chief executive officer. "We've seen rapid acceleration of investors taking advantage of the speed and cost-effective trading capabilities using the World Wide Web, and with Mellon's arsenal of products and services, we look forward to meeting customers' growing demands."

                                     -more-
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Mellon to Acquire PBS
Page 2

          Mellon will purchase PBS for cash. Other terms of the agreement were not disclosed. PBS will retain its name and continue to be headquartered in Los Angeles. It will become a part of Dreyfus, Mellon's New York-based mutual fund company. Mellon expects to retain virtually all of PBS' approximately 130 employees. The transaction, expected to close in the fourth quarter of this year, is subject to regulatory approvals and certain closing conditions.

          Founded in 1976, Pacific Brokerage Services, Inc. is a discount brokerage firm committed to providing quality brokerage services as well as a user-friendly and efficient Internet site to both clients and the investing public at large. In addition to executing stock and option trades at one of the most competitive commission schedules available, PBS also offers a wide variety of market data, which is updated continuously during the market session. On the Internet, PBS can be accessed at: http://www.tradepbs.com. Its e-mail address is: tradepbs@interramp.com.

          Mellon Bank Corporation is a broad-based financial services company with a bank at its core. With balance sheet assets of approximately $44 billion and assets under management and administration of approximately $1.6 trillion, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A. and its mutual fund business is The Dreyfus Corporation.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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